Exhibit 10.1

DISTRIBUTOR TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made effective as of July 8, 2009 (the “Effective Date”), by and between Volcano Corporation, a Delaware company (“Volcano”), Volcano Japan Co., Ltd, a company incorporated under the laws of Japan (“Volcano Japan”), and Goodman Company, Ltd., a company incorporated under the laws of Japan (“Goodman”). Notwithstanding anything in this Termination Agreement to the contrary, “Goodman”, as used in this Termination Agreement does not refer to any direct or indirect parent, subsidiary, or affiliate (including any holder of at least 5% of the voting stock of Goodman) of Goodman Company, Ltd., except to the extent any such party is involved in the distribution of Volcano’s IVUS or FM products.

RECITALS

A. Volcano, Volcano Japan and Goodman have had a distribution relationship (the “Distribution Relationship”) where Goodman distributes certain of Volcano’s Intravascular Ultrasound (“IVUS”) and Functional Measurement (“FM”) consoles and other products in Japan on a purchase order by purchase order basis and the parties now desire to memorialize the termination of the Distribution Relationship pursuant to this Termination Agreement.

B. Volcano, Volcano Japan and Goodman are parties to (i) those certain Software Support and Maintenance Agreements executed on various dates (collectively, the “Software Agreements”), (ii) the Shurigyo Itaku Keiyakusho dated June 1, 2006 (the “Service Consignment Agreement”), (iii) those certain Quality Assurance Agreements executed on various dates (collectively, the “Quality Agreements”), (iv) those certain Equipment Loan Agreements executed on various dates (collectively, the “Equipment Loan Agreements”), (v) those certain Equipment Rental Agreements executed on various dates (collectively, the “Equipment Rental Agreements”), and (vi) an oral agreement concerning the payment of certain expenses associated with a clinical trial relating to the detection and characterization of coronary atherosclerosis through the use of certain products of Volcano (hereinafter such clinical trial referred to as the “Toyohashi Special Trial”, and such oral agreement referred to as the “Special Trial Agreement”).

AGREEMENT

In consideration of the mutual covenants and representations herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Volcano, Volcano Japan and Goodman hereby agree as follows:

1. Confirmation of Termination. The Distribution Relationship, the Software Agreements, the Service Consignment Agreement, the Quality Agreements, the Equipment Loan Agreements, the Equipment Rental Agreements, and the Special Trial Agreement are terminated in their entirety effective as of August 31, 2009 (the “Termination Date”), and the Distribution Relationship, the Software Agreements, the Service Consignment Agreement, the Quality Agreements, the Equipment Loan Agreements, the Equipment Rental Agreements, and the Special Trial Agreement shall be of no further force or effect. Upon such termination, (a) all rights granted by Volcano to Goodman with respect to the IVUS and FM hardware, software and disposable products manufactured by Volcano and distributed or leased by Goodman in Japan (the “Products”), if any, shall terminate and shall revert to Volcano without any further action required on the part of either party, (b) Goodman shall, subject to Section 3.4.3 below, transfer, convey and deliver to Volcano Japan all the rights of Goodman (i) to distribute, sell or market Products or service or maintain any consoles Products (each a

“Console” and together, the “Consoles”) installed at customer sites, whether the Console is owned by the customer or by Goodman and whether the Console is repurchased by Volcano Japan hereunder, and (ii) with respect to the Products, under all contracts, agreements, commitments and sales and purchase orders concluded or placed with customers, but excluding the rights to assert and collect any payments or remedies to pursue such payments from the customers in relation to the Products distributed by Goodman (other than any such Products that are or should be set forth on Exhibits A or B and any disposables on consignment with customers) or services conducted by Goodman prior to the earlier of the Termination Date and the Transition Date (as defined in Section 3.4.2 below), as more fully set forth in Section 3.4 herein, and (c) Goodman shall, subject to Section 3.4.3 below, (i) cease all sales and marketing activities, terminate all subdistribution agreements, cease all servicing activities with respect to the Products and (ii) not distribute Products, accept purchase orders or ship any Products to customers.

2. Fees and Payment.

2.1 Termination Payment. In addition to the other terms set forth herein, and in consideration of the rights and obligations set forth herein, including the transfer and sale of the rights and assets in relation to Products by Goodman to Volcano Japan hereunder, Volcano Japan shall pay Goodman 350 million Japanese Yen (the “Termination Payment”), plus 5% consumption tax, as follows:

2.1.1 on July 15, 2009, Volcano Japan shall deliver a non-refundable amount of 100 million Japanese Yen, plus 5% consumption tax, by wire transfer to an account which shall have been designated by Goodman prior to the date of such payment (the “Goodman Account”);

2.1.2 promptly following the transfer and delivery of the Goodman Consoles in Possession and the Rental Consoles in Possession to Volcano Japan (except (a) the Retained Consoles, as defined in Section 3.1.2 and (b) the Consoles that Volcano Japan instructs Goodman to destroy) pursuant to Sections 3.1.1 and 3.1.2 (and in any event within 5 business days of such transfer and delivery), Volcano Japan shall deliver a non-refundable amount of 50 million Japanese Yen, plus 5% consumption tax, by wire transfer to the Goodman Account; provided, however, if Goodman is not obligated to ship any Consoles to Volcano Japan, then Volcano Japan may postpone the payment of the 50 million Japanese Yen until the Termination Date except that if Volcano Japan instructed Goodman to destroy all Goodman Consoles in Possession and Rental Consoles in Possession (except for the Retained Consoles), then the payment shall not be postponed; and

2.1.3 on the Termination Date, subject to the offset described in Section 2.2 below, on the condition of the delivery and effectiveness of the final assignment and transfer to Volcano Japan of the Consoles (including the Retained Consoles but excluding the Consoles that Volcano Japan instructed Goodman to destroy) in accordance with the terms of this Termination Agreement, Volcano Japan shall deliver a non-refundable amount of 200 million Japanese Yen, plus 5% consumption tax, by wire transfer to the Goodman Account.

2.2 Offset. Volcano Japan may offset any payments due to Goodman under this Termination Agreement by any amounts owed to Volcano or Volcano Japan by Goodman which amount is specified under any valid purchase order for which a Product has been delivered or which amount is specified under any other agreement among the parties, regardless of the due date of such amounts. Volcano Japan shall notify Goodman of all offsets made against payments due to Goodman under this Termination Agreement.

2.3 Taxes. Except as otherwise specified herein, (a) all amounts payable hereunder shall include all applicable sales, use, consumption and other taxes and (b) each party will be responsible for payment of all taxes, fees, duties and charges, and any related penalties and interest that may be imposed by the tax authorities on each party, arising from the payment of any amounts hereunder. Notwithstanding the foregoing, Goodman shall be responsible for the payment of all taxes relating to payments made by Volcano Japan to Goodman pursuant to Section 5.3.1. Goodman acknowledges and agrees that it will timely remit any consumption tax due hereunder to the applicable taxing authority. Volcano assumes no responsibility for late payments or the nonpayment of such consumption tax by Goodman.

3. Termination Arrangements.

3.1 Consoles Owned or Leased by Goodman.

3.1.1 Goodman currently owns the FM and IVUS imaging consoles set forth on Exhibit A hereto, which exhibit sets forth the number of each such console and, concurrently herewith, Goodman has delivered a list to Volcano certifying the model number and location of each such console. Certain of such consoles are in Goodman’s possession at the locations set forth on the certified list provided by Goodman (the “Goodman Consoles in Possession”) and certain of such consoles are located at hospitals as set forth on such certified list (the “Goodman Consoles at Third Parties” and, together with the Goodman Consoles in Possession, the “Goodman Consoles”). On or before July 15, 2009, Goodman shall transfer, convey and deliver all rights, title and interest in all of the Goodman Consoles in Possession, free and clear of all liens and encumbrances, to Volcano Japan, and Goodman shall ship the Goodman Consoles in Possession to Volcano Japan at an address or addresses specified by Volcano or Volcano Japan (except (a) Goodman may retain possession until the Termination Date of certain of the Goodman Consoles with the prior consent of Volcano Japan, which Consoles are specifically identified on Exhibit A hereto, which may be amended from time to time with the written consent of the parties hereto (the “Goodman Retained Consoles”) and Goodman shall transfer possession of the Goodman Retained Consoles and ship the Retained Consoles to Volcano Japan on the Termination Date and (b) Goodman Consoles which have been transferred to a third party in accordance with the provisions of Section 3.1.3 below shall remain with such third party or be delivered to Volcano Japan as instructed by Volcano Japan); provided, however, Goodman shall give Volcano Japan notice of any such Consoles which are not functional and shall not ship any Goodman Consoles in Possession without Volcano Japan’s prior approval. If Volcano Japan does not approve of shipping of any Goodman Consoles in Possession within ten (10) calendar days after the Goodman’s notice to Volcano Japan of any consoles that are not functional, then Volcano Japan shall be deemed to have approved the destruction of such consoles and Goodman shall promptly destroy such consoles. Volcano Japan shall be responsible for all shipping and insurance charges related to the return of the Goodman Consoles in Possession and all charges relating to the destruction of any such consoles approved by Volcano Japan. All Goodman Consoles in Possession shall be delivered to Volcano Japan on an “as-is” basis. On the Termination Date, Goodman shall transfer, convey and deliver all rights, title and interest in all of the Goodman Consoles at Third Parties, free and clear of all liens and encumbrances, to Volcano Japan. Goodman shall be under no obligation to deliver the Goodman Consoles at Third Parties to Volcano or Volcano Japan and, except as may be arranged by Volcano following the Termination Date, the Goodman Consoles at Third Parties shall remain at their respective locations.

3.1.2 Goodman currently leases from Volcano the FM and IVUS imaging consoles set forth on Exhibit B hereto, which exhibit sets forth the number of each such console and, concurrently herewith, Goodman has delivered a list to Volcano certifying the model number and location of each such console. Certain of such consoles are in Goodman’s possession at the locations set forth on the certified list provided by Goodman (the “Rental Consoles in Possession”) and certain of such consoles are located at hospitals as set forth on such certified list (the “Rental Consoles at Third Parties” and, together with the Rental Consoles in Possession, the “Rental Consoles”). On or before July 15, 2009, Goodman shall ship the Rental Consoles in Possession to Volcano Japan at an address or addresses specified by Volcano or Volcano Japan (except (a) Goodman may retain possession until the Termination Date of certain of the Rental Consoles with the prior consent of Volcano Japan, which Consoles are specifically identified on Exhibit B hereto, which may be amended from time to time with the written consent of the parties hereto (the “Rental Retained Consoles”, and together with the Goodman Retained Consoles, the “Retained Consoles”) and Goodman shall transfer possession of the Rental Retained Consoles and ship the Rental Retained Consoles to Volcano Japan on the Termination Date and (b) Rental Consoles which have been transferred to a third party in accordance with the provisions of Section 3.1.3 below shall remain with such third party or be delivered to Volcano Japan as instructed by Volcano Japan); provided, however, Goodman shall give Volcano Japan notice of any such consoles which are not functional and shall not ship any Rental Consoles in Possession without Volcano Japan’s prior approval. If Volcano Japan does not approve of shipping of any Rental Consoles in Possession within ten (10) calendar days after the Goodman notice to Volcano Japan of any consoles that are not functional, then Volcano Japan shall be deemed to have approved the destruction of such consoles and Goodman shall promptly destroy such consoles. Volcano Japan shall be responsible for all shipping and insurance charges related to the return of the Rental Consoles in Possession and all charges relating to the destruction of any such consoles approved by Volcano Japan. All Rental Consoles in Possession shall be delivered to Volcano Japan on an “as-is” basis. Goodman shall be under no obligation to deliver the Rental Consoles at Third Parties to Volcano or Volcano Japan and, except as may be arranged by Volcano following the Termination Date, the Rental Consoles at Third Parties shall remain at their respective locations.

3.1.3 Following the execution of this Termination Agreement, Goodman shall promptly notify in writing to Volcano Japan upon moving or letting any end user move any of the Goodman Consoles or the Rental Consoles, (a) until the date of delivery to Volcano Japan for the Goodman Consoles in Possession and the Rental Consoles in Possession, and (b) until the Termination Date for the Goodman Consoles at Third Parties and the Rental Consoles at Third Parties. Following June 30, 2009, but prior to the Termination Date (the “Inspection Period”), Goodman shall cooperate to provide Volcano with access to the Goodman Consoles at Third Parties and the Rental Consoles at Third Parties so Volcano may, in its sole discretion, inventory and inspect such consoles. Goodman shall take such further actions, including the execution and delivery of any documents evidencing the transfer of Goodman Consoles at Third Parties to Volcano Japan, that Volcano or Volcano Japan may reasonably request.

3.2 Return of Disposables. On the Termination Date, Volcano Japan will repurchase from Goodman all disposable Products owned by Goodman, including IVUS disposables placed by Goodman on consignment with customers, (which Products, to qualify for repurchase hereunder, shall be of a quality suitable for sale in the ordinary course of business and, in the case of the FM disposables, have an expiration date that is no earlier than February 28, 2010 (“Salable”), except that the Revolution IVUS catheters in Goodman’s possession purchased from Volcano during the last 12 months from the Effective Date (the “Revolution Catheters”) shall qualify for repurchase regardless of whether the expiration date has passed, and shall be unopened and unused and returned to Volcano Japan in their original packaging) (the “Disposables”). The repurchase price for the Disposables shall be the same as the price(s) billed by Volcano and paid by Goodman at the time of Goodman’s purchase of such Disposables. The repurchase price shall be paid within five (5) business days following confirmation by Volcano that such qualifying Disposables are Salable (with the exception of the Revolution Catheters which shall qualify for repurchase regardless of whether the expiration date has passed) and are unopened and unused and returned in their original packaging, which confirmation shall be made no later than five (5) business days after receipt of such Disposables by Volcano Japan. Goodman shall return all Disposables to Volcano Japan at its warehouse in Japan by the Termination Date (except for IVUS disposables placed by Goodman on consignment with customers which may remain with such customers). Volcano Japan shall be responsible for all shipping and insurance charges related to the return of the Disposables and all charges relating to the destruction of any such disposable Products that shall be destroyed in accordance with the following sentence. Goodman shall destroy all disposable Products that it controls (including disposables held by customers on consignment) that are not eligible for repurchase because they are not Salable or are not in original packaging and shall deliver reasonable evidence of such destruction to Volcano by the Termination Date.

3.3 Sales Materials. On the Termination Date, Goodman shall transfer, convey and deliver to Volcano Japan at its warehouse in Japan all sales and promotional literature and other sales-related materials relating to the Products (the “Sales Materials”) except for those Sales Materials which Volcano Japan requests Goodman in writing to delete or destroy. Volcano Japan shall be responsible for all shipping and insurance charges related to the transfer, conveyance and delivery of the Sales Materials to Volcano Japan. All references to Products on any websites or advertisements controlled by Goodman shall be removed by the Termination Date, and Goodman shall not place any print, media, internet or other advertisement of Products that is scheduled to run after the Termination Date.

3.4 Assignment of Customer Contracts and Assumption of Customer Service and Support Obligations.

3.4.1 Concurrently herewith, Goodman is delivering to Volcano a complete and correct list of all written contracts, agreements, licenses, leases and similar arrangements currently in effect relating to the Products (the “Customer Contracts”) with all customers who have purchased or are purchasing on a consignment basis any Products from Goodman. Goodman has delivered to Volcano a true, complete and correct copy of each such Customer Contract, except for such Customer Contracts that relate to both the Products and the products of manufacturers other than Volcano (the “Bifurcated Contracts”). Goodman represents that all Bifurcated Contracts, if they are terminated subject to Section 3.4.3, can be terminated without penalty and without any obligation of Volcano to supply any Products under such Bifurcated Contracts. Goodman shall not enter into any new contracts in relation to Products after the date of this Termination Agreement. Subject to Section 3.4.3 below, on or before the Termination Date, Goodman shall assign to Volcano Japan all of Goodman’s rights under the Customer Contracts (except for the rights relating to the products of manufacturers other than Volcano under any Bifurcated Contract and except for the rights to any payments and remedies to pursue such payments in relation to the Products distributed by Goodman (other than any such Products that are or should be set forth on Exhibits A or B and any disposables on consignment with customers) or services conducted by Goodman prior to the earlier of the Termination Date and the Transition Date) and shall take such further actions, including the execution and delivery of any documents evidencing assignment of such rights to Volcano Japan, that Volcano or Volcano Japan may reasonably request.

3.4.2 In the event that any end user claims in signed written form that the disposable Products distributed by Goodman have failed in the field, prior to the date of this Termination Agreement (which are set forth on a certified list delivered by Goodman to Volcano concurrently herewith) or after the date of this Termination Agreement, Volcano Japan will not replace any disposable Products but will credit Goodman against outstanding invoices for the original purchase price of any disposable Products received by it that would have otherwise been replaced by Volcano Japan. If there are no more outstanding invoices to Goodman that can be credited against, Volcano Japan shall pay the original purchase price of any disposable Products that would have otherwise been replaced by Volcano Japan within fourteen (14) business days from the date of notification from Goodman to Volcano Japan of the end user claim. Until the Termination Date or, if earlier, the transfer of a Customer Contract, subject to Section 3.4.3 below (such date of transfer of a Customer Contract hereinafter referred to as the “Transition Date”), Goodman shall continue to perform all services relating to the Products customarily performed by it pursuant to the Customer Contracts, including supplying disposable Products to customers with installed consoles (the “Service Obligations”). Thereafter, Volcano Japan, either directly or through a third party, will assume Goodman’s Service Obligations set forth in the Customer Contracts and any additional obligations as may be agreed to by the parties hereto in writing after the date hereof; provided, however, that Volcano Japan shall have the right, within two weeks following Goodman’s delivery of a Customer Contract to Volcano Japan, to determine, in its sole discretion, that Volcano Japan shall not assume the Service Obligations under such Customer Contract and any assignment and assumption of such Customer Contract shall be void ab initio. The parties agree that if a Customer Contract is not assumed by Volcano Japan, Goodman shall not be responsible for Volcano or Volcano Japan’s loss of such customer. Goodman shall not assume any additional Service Obligations except for those customarily entered into by Goodman in the ordinary course of business and shall not enter into any new equipment rental agreements in relation to Products with customers from and after the date of this Termination Agreement. To the extent any third party makes a claim against Volcano with respect to any obligations of Goodman under this Termination Agreement or the Customer Contracts which should have been performed by Goodman prior to the Transition Date or the Termination Date, whichever comes earlier for the respective customer, Goodman agrees to indemnify, defend and hold Volcano and Volcano Japan harmless from any such claims and any damages, losses, liabilities or expenses (including reasonably attorneys’ fees) associated therewith. To the extent that any third party makes a claim against Goodman with respect to any of the obligations of Volcano or Volcano Japan under this Termination Agreement, Volcano and Volcano Japan agree to indemnify, defend and hold Goodman harmless from any such claims and any damages, losses, liabilities or expenses (including reasonable attorneys’ fees) associated therewith.

3.4.3 In the event a third party’s consent is required to the assignment of a Customer Contract, Goodman will use commercially reasonable efforts to obtain such consent and assign the Customer Contract to Volcano Japan on or prior to the Termination Date; provided, however, that, with respect to the Bifurcated Contracts, Goodman shall use commercially reasonable efforts to have the Bifurcated Contract terminated to the extent it relates to the Products and to have such customer enter into a new contract with Volcano Japan with respect to the Products. If, after the use of commercially reasonable efforts, Goodman is unable to obtain such consent prior to the Termination Date, (1) to the extent reasonably possible, the beneficial interest in or to such Customer Contract (except, in the case of any Bifurcated Contract, only to the extent such beneficial interest relates to the Products) (collectively, the “Beneficial Rights”) shall in any event pass as of the Termination Date to Volcano Japan under this Termination Agreement, including without limitation the rights to any payments and any remedies available to Goodman thereunder (excluding the rights to any payments and remedies to pursue such payments in relation to the Products distributed by Goodman (other than any such Products that are or should be set forth on Exhibits A or B and any disposables on consignment with customers) or services conducted by Goodman prior to the earlier of the Termination Date and the Transition Date); and (2) pending such consent or approval, Volcano Japan shall assume and discharge the liabilities of Goodman in connection with such Customer Contracts as an irrevocable agent for Goodman, and Goodman shall act as Volcano Japan’s agent in receipt of any benefits, rights or interests received from the Beneficial Rights. Volcano Japan and Goodman shall make or complete such transfers as soon as reasonably practicable. Volcano Japan and Goodman shall cooperate with each other in any other reasonable arrangement to which they have agreed and that is designed to provide for Volcano Japan the Beneficial Rights and to provide for the assumption and discharge by Volcano Japan of any liability under such Customer Contracts. Even in the event, after Goodman using commercially reasonable efforts, the third party consent is unable to obtain, and further, the third party terminates the Customer Contract and does not enter into a new contract with Volcano Japan, Goodman shall not be responsible for Volcano or Volcano Japan’s loss of such customer. Without limiting the generality of the foregoing, from and after the Termination Date, Goodman shall promptly remit to Volcano Japan any funds that are received by Goodman in respect of the Beneficial Rights under the Customer Contracts accruing after the Transition Date or the Termination Date, whichever comes earlier for the respective customer, except for the rights to any payments and remedies to pursue such payments in relation to the Products distributed by Goodman (other than any such Products that are or should be set forth on Exhibits A or B and any disposables on consignment with customers) or services conducted by Goodman prior to the earlier of the Termination Date or the Transition Date.

3.5 Customers.

3.5.1 As soon as practicable after the date hereof Goodman shall provide a letter (which letter shall be reasonably satisfactory to both parties and which shall be signed by each of Goodman and Volcano Japan) to all customers, including without limitation, Goodman’s dealers and distributors of the Products and hospitals and other users of the Products in Japan, who have purchased outright or are purchasing on a consignment basis any Products from Goodman or any agents, affiliates, dealers or sub-distributors of Goodman (collectively, the “Existing Customers”), informing them that, as of the Termination Date or Transition Date, whichever comes earlier for the respective Existing Customer, Goodman will no longer distribute or service the Products to such Existing Customer and that they may purchase the Products directly from (and remit payment directly to) Volcano Japan, and giving them the appropriate telephone number of Volcano Japan for placing orders. In addition, Goodman shall promptly begin a uniform transition of the Existing Customers during the period beginning on the date hereof and ending on the Termination Date, subject to Section 3.4.3. Such transition shall include contacts by telephone and in person, as reasonably requested by and in conjunction with Volcano Japan personnel, of all Existing Customers by Goodman to (1) inform such Existing Customers that Volcano Japan will handle all Product orders after the Termination Date or the Transition Date, whichever comes earlier, (2) introduce such Existing Customers to Volcano Japan personnel, and (3) give them the appropriate telephone number of Volcano Japan for placing orders. Goodman shall inform any and all principal investigators who are or were considering conducting studies on any of the Products that the Distribution Relationship has been terminated and that any further contact relating to such studies should be made to Volcano Japan rather than Goodman.

3.5.2 Concurrently with the execution of this Termination Agreement, Goodman shall provide Volcano a reasonably detailed report of the sales history of the Products from the third quarter of 2008 to Effective Date listing information which the parties determine necessary for the transition of the Existing Customers.

3.5.3 Beginning on the date hereof through the Termination Date, Goodman will work with Volcano Japan to assist in the upgrade of IVG-IVUS units to S5r-IVUS units (the “S5r Platform”). Volcano Japan will be provided with access to the account information for all Existing Customers in possession of an IVG-IVUS unit and shall be allowed to contact such Existing Customers to determine such customers’ interest in an upgrade to the S5r Platform. If any such customer upgrades to the S5r Platform, the S5r

Platform will be provided to such customer by Volcano Japan on the terms and conditions that Volcano Japan deems appropriate and no such S5r Platform will be the property of Goodman nor shall Goodman be entitled to any payments therefor. All shipping and insurance costs associated with the upgrade in this Section 3.5.3 will be covered by Volcano Japan.

3.6 INTENTIONALLY OMITTED.

3.7 Toyohashi Special Trial. Volcano and Volcano Japan hereby assume only the obligations, costs and expenses incurred on or after the Effective Date in relation to the Toyohashi Special Trial that are set forth in Exhibit C. Goodman shall make no claims against Volcano Japan for any other obligations relating to the Special Trial Agreement and the Toyohashi Special Trial. Goodman agrees to indemnify, defend and hold Volcano and Volcano Japan harmless from any claims and any damages, losses, liabilities or expenses (including reasonably attorneys’ fees) resulting from Goodman’s actions or omissions in connection with the Toyohashi Special Trial prior to the Effective Date or any obligations, costs and expenses that are not set forth in Exhibit C.

4. Release of Claims; Indemnification. The parties agree that the fees and other commitments described herein represent settlement in full of all outstanding obligations owed by one party to the other, and settlement of all claims, known or unknown, that one party might have against the other, in connection with the Distribution Relationship and the termination thereof. Except for their respective rights and obligations set forth in this Termination Agreement, each of Goodman, Volcano Japan and Volcano releases the other from any and all claims it may have related thereto under the Distribution Relationship, any purported amendments or supplements thereto, any other distributor agreement or distributor relationship of the parties relating to the Products. This release of claims will be and remain in effect in all respects as a complete and general release as to the matters released. Notwithstanding anything to the contrary herein, the indemnification obligations of Goodman pursuant to Sections 12 and 14 of the Equipment Agreement shall survive the termination of such agreements. Goodman’s obligations to Volcano and Volcano Japan shall be limited to those expressly mentioned hereunder, and otherwise in no event shall Goodman be responsible for maintaining or growing the business of Volcano or Volcano Japan. Subject to Section 8.4, the only remedy held by Volcano and Volcano Japan for Goodman’s breach of its obligations hereunder shall be the non-payment of the future payments from Volcano Japan under Section 2 and Section 5.3 hereunder, and Goodman shall not be under any liability to indemnify Volcano or Volcano Japan for their failure to maintain or grow its business without Goodman; provided, however, that nothing herein shall limit Goodman’s liability hereunder with respect to any third party claim brought against Volcano or Volcano Japan. Subject to Section 8.4, the only remedy held by Goodman for Volcano or Volcano Japan’s breach of their obligations hereunder shall be limited to the future payments from Volcano or Volcano Japan as stipulated hereunder; provided, however, that nothing herein shall limit Volcano’s or Volcano Japan’s liability hereunder with respect to any third party claim brought against Goodman. Promptly as is reasonably practicable after becoming aware of any third party claim for which a party is entitled to indemnification under this Termination Agreement, such party shall give notice of such claim to the other party hereto. EACH PARTY HERETO UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT ONE PARTY MIGHT HAVE AGAINST THE OTHER, IN CONNECTION WITH THE DISTRIBUTION RELATIONSHIP AND THE TERMINATION THEREOF. In giving the release herein, which includes claims which may be unknown to the parties at present, each party acknowledges that it has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each party hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to its release of any unknown claims that one party might have against the other, in connection with the distribution relationship and the termination thereof.

5. Ongoing Covenants.

5.1 Goodman Covenants.

5.1.1 From the date of this Termination Agreement through December 31, 2009, Goodman shall, (1) upon specific inquiry by Volcano or Volcano Japan, provide information on its past practices with the Existing Customers in relation to the Products, and (2) refrain from making any false, disparaging or misrepresentative statements about Volcano, Volcano Japan or their Products or services which would reasonably be likely to result in damage to the business or reputation of Volcano, Volcano Japan or their Products or services. Any explanation by Goodman to its customers on the true features and functions of the Products shall not be regarded as “disparaging” statements. Goodman shall be held to be in breach of its obligation described in (2) above, only if: (i) Volcano or Volcano Japan promptly notifies Goodman of the actual dialogue alleged as being false, disparaging or misrepresentative, (ii) Goodman has the opportunity to inquire from all personnel involved in the dialogue as to whether the statement was actually made, and (iii) even though Goodman corrects or restates or clarifies such statement, Volcano or Volcano Japan loses a part or all of its business with a customer, which loss is primarily due to such statement.

5.1.2 Commencing on the Termination Date, Goodman shall (1) discontinue making any statements or taking any actions that might cause third parties to infer that Goodman is the distributor of Volcano; (2) refrain from using any of the trademarks of Volcano or Volcano Japan; (3) inform all customers inquiring about the purchase of Products that they can be ordered directly from Volcano Japan and forward all such inquiries to Volcano Japan, including providing Volcano Japan with the name and telephone number of such customers; (4) forward to Volcano Japan any and all payments remitted by Existing Customers on or after the Transition Date or the Termination Date, whichever comes earlier for the respective customer (excluding any payments from a customer in relation to a disposable Product distributed by Goodman or services conducted by Goodman prior to the earlier of the Termination Date or the Transition Date); and (5) respond to and address appropriately any complaints, concerns or issues raised by its customers with respect to the Products sold by Goodman. Notwithstanding the above, the covenants (1) through (3) under this Section 5.1.2 shall not apply solely to the extent necessary for Goodman to comply with its obligations under Section 3.4.3 to act as Volcano Japan’s agent in receipt of any benefits, rights or interests received from the Beneficial Rights.

5.2 Noncompetition Agreement. Goodman acknowledges that Volcano and Volcano Japan are acquiring all of the rights relating to the distribution of the Products in Japan, including the goodwill therein. During the period commencing on the Effective Date and continuing until December 31, 2009 (the “Noncompete Period”), except for any Optical Coherence Tomography products, Goodman shall not, directly or indirectly, provide any service (as an employee, consultant, management, director or otherwise), product or technology to any person or entity if such service, product or technology involves or relates to, in any material respect, any business that manufactures, produces or supplies products or services anywhere in Japan that compete with the Products. Nothing herein shall preclude Goodman from making any investment in another person or entity who may provide such competitive service, product or technology.

5.3 Sales Commission.

5.3.1 Subject to Goodman’s compliance with the terms of this Termination Agreement, within thirty (30) days following the end of the applicable time period, Volcano Japan shall deliver a commission report to Goodman setting forth the amount of the Net Receipts for such time period and the total amount due to Goodman hereunder and shall pay by wire transfer to an account designated by Goodman the non-refundable commission amount for such time period calculated by Volcano Japan as follows:

Time Period	Commission Amount
July 1, 2009 – August 31, 2009	40% of Net Receipts
September 1, 2009 – October 31, 2009	30% of Net Receipts
November 1, 2009 – December 31, 2009	25% of Net Receipts

If the aggregate amount of payments earned under this Section 5.3.1 is less than 310 million Japanese Yen, Volcano Japan shall increase the amount of the last commission payment hereunder such that the aggregate payments, including the last commission payment, will total 310 million Japanese Yen. In the event Goodman disagrees with Volcano Japan’s determination of the commission amount hereunder, it may, at its own expense, engage a mutually agreed upon third party auditor to verify the amount of the Net Receipts for the applicable time period; provided, however, that if the auditor determines that there is a shortfall in the Net Receipts reported in Volcano Japan’s commission report of more than 5%, Volcano Japan shall pay for the expense of the audit. Notwithstanding the foregoing, if Goodman is in breach of its obligations under Section 5.1 or 5.2 above all of Volcano Japan’s obligations under this Section 5.3 will terminate and this Section 5.3 will be of no further force or effect.

5.3.2 For purposes of this Termination Agreement “Net Receipts” shall mean the total amount received by Volcano Japan from a Transferred Client as a result of Volcano Japan’s sale of any Products to such Transferred Client during the applicable time period, net of any returns or credits for such Products. Net Receipts shall not include any amounts paid by any such Transferred Client to Goodman. For Purposes of this Termination Agreement, “Transferred Client” shall mean any sub-distributor or hospital that is an Existing Customer that purchased and used Volcano Products in the second calendar quarter of 2009.

6. Press Release. Notwithstanding the confidentiality obligations in Section 8.10, each of Volcano, Volcano Japan and Goodman shall be permitted to issue a separate press release, at the time each party shall individually deem appropriate, announcing the end of the Distribution Relationship, provided, however, each press release shall be reasonably satisfactory to the other party (and the parties shall cooperate to approve any such press release within two (2) business days of its delivery to the other party hereto).

7. Representations and Warranties.

7.1 Each of the parties hereto represents and warrants that:

7.1.1 this Termination Agreement has been duly and validly executed and delivered by such party and is a valid and binding obligation of such party, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

7.1.2 neither the execution and delivery of this Termination Agreement nor the performance hereof will result in any violation or breach of any agreement or other instrument to which such party is a party or by which such party is bound, or, to the best of such party’s knowledge, result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which such party is subject; and

7.1.3 no authorization, instruction, consent or approval of any person or entity is required to be obtained by such party in connection with the execution and delivery of this Termination Agreement or the performance hereof.

7.2 Goodman represents and warrants that it has no transferable local, national or international permits, licenses or authorizations held or used by it in connection with its distribution of the Products and that it has no regulatory files or filings in its name related to the Products.

8. Miscellaneous.

8.1 Further Assurances. The parties agree to execute such further instruments (including bills of sale or other instruments of assignment under Japanese law or the law of any other relevant jurisdiction evidencing the transfer of any Products hereunder) and to take such further action as may reasonably be necessary to carry out the intent of this Termination Agreement.

8.2 Notices. Except as otherwise specified in this Termination Agreement, all notices and other communications required or permitted under this Termination Agreement must be given in writing and sent as designated below with costs prepaid, and will be effective when sent by personal delivery, by next-business-day delivery service with delivery tracking, by registered or certified mail with return receipt requested, or by facsimile transmission with receipt confirmed orally by telephone and by printed confirmation report, or by e-mail transmission with receipt confirmed by the other party by return e-mail. Each party designates the following addresses (or at such other addresses as shall be specified by like notice):

if to Goodman:

Goodman Company, Ltd.

108, Fujigaoka

Meito-Ku

Nagoya

Japan

Attn: Takehito Yogo, CFO

Fax: (052) 775-3621

E-mail: takehito.yogo@goodmankk.com

if to Volcano or Volcano Japan:

Volcano Corporation

11455 El Camino Real, Suite 460

San Diego, CA 92130

Attn: Scott Huennekens, President and CEO

Fax: (858) 720-0325

E-mail: shuennekens@volcanocorp.com

8.3 Governing Law; Dispute Resolution. This Termination Agreement will be governed by and construed in accordance with the laws of the State of California. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Termination Agreement. Subject to Section 8.4 below, any dispute, controversy or claim arising out of or in connection with this Termination Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall choose, by mutual agreement, one (1) neutral arbitrator to hear the dispute. In the event the parties cannot agree on the selection of the arbitrator within thirty (30) days after a demand for arbitration has been served, the arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be in San Diego, California, and the language to be used in the arbitral proceedings shall be English. The award rendered by the arbitrator shall include costs of the arbitration, reasonable attorneys fees and reasonable costs for experts and other witnesses. Judgment on the award may be entered in any court having jurisdiction. The parties agree that the arbitrator shall have the authority to issue interim orders for provisional relief, including, but not limited to, orders for injunctive relief, attachment or other provisional remedy. The parties agree that any interim order of the arbitrator for any injunctive or other preliminary relief shall be enforceable in any court of competent jurisdiction. In addition, each party shall be free to seek provisional relief from any court of competent jurisdiction, in accordance with Section 8.4 below.

8.4 Specific Performance; Injunctive Relief. Each party hereto agrees that in the event of any breach or threatened breach by the other party hereto of any covenant, obligation or other provision contained herein, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, subject to the release and limitation of liability set forth in Section 4) to seek from any court of competent jurisdiction at any time (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

8.5 Guarantee by Volcano. Volcano hereby unconditionally and irrevocably and jointly and severally guarantees to Goodman any and all payments of Volcano Japan due to Goodman hereunder.

8.6 Force Majeure. Neither party shall be liable for any failure or delay in the performance of any of its obligations hereunder for the time and to the extent such failure or delay is caused directly or indirectly by acts of God, acts of nature, acts of the public enemy, acts of government or its agencies, labor disturbances, or any other act or omission beyond the reasonable control of the affected party, provided that such party has given notice of the occurrence and effect of such event of force majeure to the other party hereto and makes best efforts to discharge its obligations at the earliest possible time. If in the event the force majeure event resolves or disappears and Goodman is able to resume the performance of its obligations hereunder with the consent of Volcano, the due date of the payment obligations of Volcano Japan or Volcano conditioned on such performance shall be extended by the delay period of such performance. Notwithstanding the foregoing, no other payment obligation required under this Termination Agreement is excused as a result of a Force Majeure event.

8.7 Severability. Any term or provision of this Termination Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Termination Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.8 Entire Agreement; Amendment. This Termination Agreement, the Letter Agreement and the surviving provisions of that certain Exclusive Distribution Agreement dated September 27, 2004 by and between Goodman and Volcano represent the entire agreement and understanding between Volcano and Goodman concerning the termination of the Distribution Relationship, and supersedes and replaces any prior agreement between Volcano and Goodman related thereto. This Termination Agreement may only be amended by a writing signed by Volcano and Goodman.

8.9 Counterparts. This Termination Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

8.10 Confidentiality. It is the intent of Volcano and Goodman that this Termination Agreement and its terms are and should remain confidential. Volcano and Goodman agree that, subject to any disclosure obligations which they may have under any applicable law or under any court order compelling disclosure, they will endeavor to keep the terms of this Termination Agreement confidential. Notwithstanding anything to the contrary, Goodman acknowledges and agrees that Volcano may describe the terms of this Termination Agreement and, to the extent required under applicable law, file as an exhibit a copy of this Termination Agreement in Volcano’s Current Report on Form 8-K or other public filings with the Securities and Exchange Commission (“SEC”); provided, however, that prior to Volcano’s filing of a Current Report on Form 8-K or a Quarterly Report on Form 10-Q with description of the terms of the Termination Agreement with the SEC, Volcano shall give Goodman a draft of the filing and Volcano shall reasonably take into account Goodman’s comments on such draft, subject to compliance with applicable law, so long as the comments are provided within 48 hours after the draft is provided to Goodman by e-mail.

8.11 Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Termination Agreement in whole or in part, shall operate as a waiver of such power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of, or power, right, privilege or remedy under, this Termination Agreement unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.12 Captions. The captions contained in this Termination Agreement are for convenience and reference only, shall not be deemed to be a part of this Termination Agreement and shall not be referred to in connection with the construction or interpretation of this Termination Agreement.

8.13 Language. This Termination Agreement has been written and executed in the English language. Any translation into any other language will not be an official version of this Termination Agreement, and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

8.14 Construction. This Termination Agreement will be deemed to have been prepared by each of the parties jointly and shall not be interpreted against either party on the ground that such party drafted this Termination Agreement or caused it to be prepared.

8.15 Successors and Assigns. This Termination Agreement shall inure to the benefit of and be binding upon the parties, their successors and assigns. This Termination Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto.

8.16 Currency. All references to “$” or “dollars” in this Termination Agreement shall be references to U.S. dollars, however, all payments made hereunder shall be payable in Japanese Yen.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the day and year first above written.

VOLCANO CORPORATION

By:	/s/ Scott Huennekens
Title:	President and C.E.O.
Address:	3661 Valley Centre Dr., Suite 200
San Diego, CA 92130

VOLCANO JAPAN CO., LTD.

By:	/s/ Junichi Osawa
Title:	President and Managing Director
Address:	Hammamatsucho Square 6F
1-30-5, Hammamatsu-cho,
Minato-ku, Tokyo 105-0013
Japan

GOODMAN COMPANY, LTD.

By:	/s/ Akira Yamamoto
Title:	Chief Executive Officer
Address:	108 Fujigaoka, Meito-ku,
Nagoya 465-0032
Japan

EXHIBIT A

GOODMAN CONSOLES

Equipment Type	Number of Units	Retained Consoles
S5 with Revo Upgrade	84	0

S5	31	0

S5ir	1	0

ComboMap	40	0

Wavemaps	66	0

Smart Maps	17	0

IVG-3	12	0

IVG-R (includes IVG R-100 and IVG PIMr)	186	0

Flomap	66	0

EXHIBIT B

RENTAL CONSOLES

Equipment Type	Number of Units	Retained Consoles
S5 loaner	8	0

S5R	29	0

S5iR	1	0

ComboMap	2	0

IVG-3	21	0

PIMr	10	0

EXHIBIT C

OBLIGATIONS, COSTS AND EXPENSES OF

TOYOHASHI SPECIAL TRIAL

Cost of the analysis on 381 cases, including 257 patients enrolled in the trial and 124 patients included in the follow-up enrollment, at a costs of no more than 40,000 Japanese Yen per case

For clarity, the follow-up enrollment is officially closed as of June 30, 2009. Volcano and Volcano Japan do not assume liability for staffing costs related to managing the Toyohashi Special Trial, catheters for follow-up or any other costs not specified above.

18